FOR IMMEDIATE RELEASE
June 24, 1999

Contact:  Bob Stickler 704-386-8465

BANK OF AMERICA ANNOUNCES REDEMPTION OF SERIES BB PREFERRED STOCK

Charlotte, June 24, 1999 - Bank of America Corporation announced the redemption of its $2.50 Cumulative Convertible Prefered Stock, Series BB, which was initially issued by Barnett Banks, Inc. prior to its merger with Bank of America. The redemption date is October 1, 1999 with a redemption price of $25 per share plus any accrued and unpaid dividends to and including the date of redemption.

Each share of Series BB Preferred Stock is convertible by the holder into 6.17215 shares of common stock at any time up through September 16, 1999. Bank of America expects all shareholders to exercise their conversion rights, which would result in the issuance of approximately 32,500 shares of common stock.

Bank of America Corporation, with $614 billion in total assets, is parent of the largest bank in the United States. It has full service operations in 21 states and the District of Columbia and provides financial products and services to 30 million households and 2 million businesses, as well as providing international corporate financial services for business transactions in 190 countries. Bank of America Corporation (ticker: BAC) is listed on the New York, Pacific and London stock eschanges and certain shares are listed on the Tokyo Stock Exchange.

www.bankofamerica.com